Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

	1720 North First Street San Jose, CA 95112-4598	July 31, 2013 For Immediate Release

Contact:	Tom Smegal (408) 367-8200 (analysts) Shannon Dean (310) 257-1435 (media)

CALIFORNIA WATER SERVICE GROUP ANNOUNCES

SECOND QUARTER 2013 RESULTS

SAN JOSE, CA  —  California Water Service Group (NYSE: CWT) today announced net income of $13.5 million or $0.28 per diluted common share for the second quarter of 2013, compared to net income of $13.0 million or $0.31 per diluted common share for the second quarter of 2012.  The year-to-year decrease in earnings per share is attributable to the dilutive effect of the stock offering completed in March 2013.

Revenue for the second quarter of 2013 was $154.6 million, compared to revenue of $143.6 million in second quarter 2012.  The increase in revenue is due primarily to an increase in usage of $9.6 million, net of WRAM, which includes a $3.6 million increase in accrued unbilled revenue.  Rate increases added $3.8 million in revenue and the effect of other regulatory mechanisms decreased revenue by $2.4 million.

Total operating expenses for the second quarter of 2013 increased $9.9 million, or 7.9%, to $133.8 million. Water production costs increased $7.0 million, or 13.2%, to $59.6 million, due primarily to increased wholesaler water prices and increases in the quantity of water produced.  Administrative and general expense and other operations expense increased $0.3 million, or 0.7%, to $40.2 million, due primarily to increased wage and employee benefit costs, which were partially offset by decreased conservation program expense.

Maintenance expense decreased $0.4 million, or 9.0%, to $4.2 million, due primarily to a decrease in main and service repairs.  Depreciation expense increased $0.8 million, or 5.7%, to $14.5 million due to 2012 capital additions.

Other income, net of income taxes, decreased $0.2 million in the second quarter of 2013.  Interest expense increased $0.4 million, or 5.7%, to $7.3 million due to a decrease in capitalized interest charged to construction projects.

According to Chairman and Chief Executive Officer Peter C. Nelson, second quarter results were in line with the company’s expectations.

“Given the fact that 2013 is the third year of our General Rate Case cycle in California and we expect to receive only limited rate increases, we continue to focus on managing operating expenses and working toward the best outcome in our current General Rate Case filed in 2012,” Nelson said.

“The Company continues to have productive settlement negotiations with the California Public Utilities Commission’s Division of Ratepayer Advocates and other interested parties.  Hearings on the case are scheduled to resume in August, and a final decision is expected to become effective at the end of 2013,” he said.  All stockholders and interested investors are invited to listen to the second quarter 2013 conference call August 1, 2013 at 11 a.m. EDT by dialing 1-888-337-8198 and keying in ID # 2783716.  A replay of the call will be available from 2 p.m. EDT on Thursday, August 1, 2013, through September 29, 2013, at 1-888-203-1112 and will be webcast under the investor relations tab at www.calwatergroup.com.

California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services.  Together these companies provide regulated and non-regulated water service to approximately 2 million people in more than 100 California, Washington, New Mexico, and Hawaii communities.  Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available at our web site at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”).  The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act.  Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions.  Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements.  The forward-looking statements are not guarantees of future performance.  They are subject to uncertainty and changes in circumstances.  Actual results may vary materially from what is contained in a forward-looking statement.  Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; new legislation; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies;  the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events.  When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC).  The Company assumes no obligation to provide public updates of forward-looking statements.

 Attachments (2).

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CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

	June 30,	December 31,
(In thousands, except per share data)	2013	2012
ASSETS
Utility plant:
Utility plant	$2,160,706	$2,096,363
Less accumulated depreciation and amortization	(670,452)	(639,307)
Net utility plant	1,490,254	1,457,056

Current assets:
Cash and cash equivalents	38,668	38,790
Receivables: net of allowance for doubtful accounts of $714 for both periods presented
Customers	41,493	29,958
Regulatory balancing accounts	25,560	34,020
Other	14,335	11,943
Unbilled revenue	24,750	15,394
Materials and supplies at weighted average cost	5,720	5,874
Taxes, prepaid expenses, and other assets	13,550	10,585
Total current assets	164,076	146,564

Other assets:
Regulatory assets	353,910	344,419
Goodwill	2,615	2,615
Other assets	47,752	45,270
Total other assets	404,277	392,304
	$2,058,607	$1,995,924

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value	$477	$419
Additional paid-in capital	327,628	221,013
Retained earnings	250,375	252,280
Total common stockholders’ equity	578,480	473,712
Long-term debt, less current maturities	430,705	434,467
Total capitalization	1,009,185	908,179

Current liabilities:
Current maturities of long-term debt	48,040	46,783
Short-term borrowings	28,815	89,475
Accounts payable	57,158	47,199
Regulatory balancing accounts	4,717	5,018
Accrued interest	4,608	4,705
Accrued expenses and other liabilities	52,872	49,887
Total current liabilities	196,210	243,067

Unamortized investment tax credits	2,180	2,180
Deferred income taxes, net	167,611	158,846
Pension and postretirement benefits other than pensions	248,003	244,901
Regulatory and other liabilities	88,578	92,593
Advances for construction	186,202	187,584
Contributions in aid of construction	160,638	158,574
Commitments and contingencies	—	—
	$2,058,607	$1,995,924

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(In thousands, except per share data)

For the Three-Months ended:

	June 30	June 30
	2013	2012

Operating revenue	$154,555	$143,552
Operating expenses:
Operations:
Water production costs	59,645	52,678
Administrative and general	23,155	22,167
Other operations	17,030	17,729
Maintenance	4,188	4,605
Depreciation and amortization	14,491	13,712
Income tax expense	9,548	9,062
Property and other taxes	5,715	3,977
Total operating expenses	133,772	123,930

Net operating income	20,783	19,622

Other income and expenses:
Non-regulated revenue	3,215	4,051
Non-regulated expenses, net	(3,240)	(3,695)
Income tax benefit (expense) on other income and expense	16	(138)
Net other (expense) income	(9)	218

Interest expense:
Interest expense	7,803	7,821
Less: capitalized interest	(539)	(946)
Net interest expense	7,264	6,875

Net income	$13,510	$12,965

Earnings per share
Basic	$0.28	$0.31
Diluted	$0.28	$0.31
Weighted average shares outstanding
Basic	47,729	41,911
Diluted	47,760	41,911
Dividends declared per share of common stock	$0.1600	$0.1575

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(In thousands, except per share data)

For the Six-Months ended:

	June 30	June 30
	2013	2012

Operating revenue	$265,999	$260,301
Operating expenses:
Operations:
Water production costs	101,342	91,630
Administrative and general	48,436	45,185
Other operations	32,675	41,555
Maintenance	8,321	10,365
Depreciation and amortization	29,120	27,663
Income tax expense	8,402	9,090
Property and other taxes	11,150	8,584
Total operating expenses	239,446	234,072

Net operating income	26,553	26,229

Other income and expenses:
Non-regulated revenue	6,737	8,187
Non-regulated expenses, net	(5,657)	(5,794)
Income tax (expense) on other income and expense	(435)	(961)
Net other income	645	1,432

Interest expense:
Interest expense	15,840	15,460
Less: capitalized interest	(1,079)	(1,849)
Net interest expense	14,761	13,611

Net income	$12,437	$14,050

Earnings per share
Basic	$0.28	$0.34
Diluted	$0.28	$0.34
Weighted average shares outstanding
Basic	45,004	41,877
Diluted	45,034	41,877
Dividends declared per share of common stock	$0.3200	$0.3150